Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this registration statement of Enbridge Inc. (the “Corporation”) on Form F-4 (the “Registration Statement”) of our report to the shareholders of the Corporation dated February 19, 2016, except with respect to our opinion on the amended consolidated financial statements insofar as it relates to revisions described in Note 2, as to which the date is May 12, 2016 , relating to the amended consolidated financial statements of the Corporation as at December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 and the effectiveness of internal control over financial reporting as at December 31, 2015.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta, Canada

September 23, 2016